EXHIBIT 99.1


                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                        FOR QUARTER AND NINE MONTHS ENDED
                               SEPTEMBER 30, 2006

                          TOTAL ASSETS TOP $650 MILLION
                       QUARTERLY NET INCOME INCREASES 53%



SAN JOSE, CA - OCTOBER 19, 2006 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the quarter and nine months ended September 30, 2006.

The Company reported net income of $2,308,000, or $0.34 per diluted share, in the three months ended September 30, 2006. The third quarter result was the Company's highest quarterly net income to date and represented improvement of $803,000, or 53%, compared to net income of $1,505,000, or $0.22 per diluted share, in the same period one year ago.

Net income for the nine months ended September 30, 2006 was $6,258,000, or $0.92 per diluted share, compared to $3,841,000, or $0.57 per diluted share, in the first nine months of 2005. Net income for the nine months ended September 30, 2006 represented an increase of $2,417,000, or 63%, over the same period of 2005.

Return on average assets (ROAA) for the third quarter of 2006 was 1.44%, which compared to 1.23% for the same period in 2005. For the nine months ended September 30, 2006 the Company's ROAA was 1.44%, up from 1.15% in the same period one year earlier.

Return on average equity (ROAE) for the third quarter of 2006 was 19.99%, which compared to 16.28% for the third quarter of 2005. For the nine months ended September 30, 2006 the Company's ROAE was 19.31%, up from 14.61% in the same period one year ago.

 "In the third quarter we achieved the largest growth of average assets since the bank opened for business," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank, "This, combined with nearly twenty percent return on equity, represented strong, balanced operating results for the company and our shareholders."

Bridge Capital Holdings reported total assets at September 30, 2006 of $655.7 million, compared to $539.6 million on the same date one year ago, which represented an increase of $116.1 million, or 22%. Total assets at September 30, 2006 represented growth of $119.2 million, or 22%, over $536.5 million at December 31, 2005.

The Company's total deposits increased $104.5 million, or 22%, to $585.8 million as of September 30, 2006, compared to total deposits of $481.3 million as of September 30, 2005. Deposits at September 30, 2006 represented growth of $117.6 million, or 25%, compared to $468.2 million at December 31, 2005.

The Company reported total loans outstanding at September 30, 2006 of $485.6 million, which represented an increase of $81.5 million, or 20%, over $404.1 million for the same date one year earlier. Loans at September 30, 2006 represented growth of $45.6 million, or 10%, over $440.0 million at December 31, 2005.

Earnings growth was primarily attributed to growth in net interest income. Net interest income of $10.1 million for the quarter ended September 30, 2006 represented an increase of $2.7 million, or 36%, over $7.4 million reported for the same quarter one year earlier. Growth in net interest income for the quarter was primarily driven by strong growth in average earning assets. Average earning assets were $594.8 million for the three months ended September 30, 2006, compared to $441.6 million for the same period one year earlier. The Company's average loan to deposit ratio for the three months ended September 30, 2006 was 83.6%, down from 87.7% in the same period one year ago as growth in deposit funding outpaced growth in loans during the quarter.

For the nine months ended September 30, 2006, net interest income of $27.9 million represented growth of $8.8 million, or 46%, over $19.1 million for the first nine months of 2005. For the nine month period, growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $539.3 million for the nine months ended September 30, 2006, compared to $408.9 million for the same period one year earlier. Net interest income also benefited from higher balance sheet leverage in the nine month period ended September 30, 2006 when compared to the same period in 2005. The Company's average loan to deposit ratio for the nine months ended September 30, 2006 was 88.6% compared to 86.1% one year earlier.

Increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Company's loan portfolio adjusts with the prime rate. As such, the nature of the Company's balance sheet is that, over time, assets have a greater impact on net interest income than liabilities as short-term interest rates change. The Company's prime rate averaged 8.25% and 7.86%, respectively, in the quarter and nine months ended September 30, 2006 compared to 6.35% and 5.91%, respectively, for the same periods one year earlier.

The Company's net interest margin was 6.73% and 6.91%, respectively, for the quarter and nine months ended September 30, 2006, compared to 6.67% and 6.26%, respectively, for the same periods in 2005.

The Company's non-interest income for the quarter and nine months ended September 30, 2006 was $799,000 and $2,960,000, respectively, compared to $994,000 and $2,914,000, respectively, for the three and nine months ended September 30, 2005. Non-interest income is primarily comprised of gains realized on sales of SBA loans.

Taken together, net interest income and non-interest income comprise total revenue of $10.9 million for the three months ended September 30, 2006 compared to $8.4 million for the same period one year earlier, representing an increase of $2.5 million, or 29%. For the nine months ended September 30, 2006, total revenue of $30.8 million represented an increase of $8.8 million, or 40%, over $22.0 million for the first nine months of 2005.

The Company provided $100,000 and $772,000, respectively, to the allowance for loan losses for the three and nine months ended September 30, 2006, compared to $800,000 and $1,562,000, respectively, provided in the same periods one year earlier. Gross non-performing assets were 0.53% of gross loans at September 30, 2006, compared to 0.04% on the same date one year earlier. At September 30, 2006, the allowance represented 1.39% of gross loans, compared to 1.32% on the same date one year earlier.

Noninterest expenses were $7.1 million and $20.0 million for the three and nine months ended September 30, 2006, compared to $5.1 million and $14.1 million, respectively, for the three and nine months ended September 30 2005. The increases in noninterest expenses for the quarter and year to date are attributed primarily to increased salary and benefits costs as a result of increased headcount, costs related to the expansion of the technology, international, construction, and asset based/factoring lines of business, and the implementation of FAS 123R. The Company's efficiency ratio was 64.9% for both the quarter and nine months ended September 30, 2006 compared to 60.9% and 63.9%, respectively, for the same periods in 2005.

"The Company improved liquidity and capital ratios while growing average assets 12% sequentially and achieving an ROAE of 19.99% in the third quarter," said Thomas A. Sa, Executive Vice President and Chief Financial Officer, "We are pleased with the progress represented in these results as they were achieved in an increasingly competitive environment."

At September 30, 2006, shareholders' equity of the Company was $47.0 million, up from $37.4 million for the same date one year earlier. In addition, in March 2006, the Company completed a second offering of trust preferred securities bringing the total issuance available to supplement tier one and total risk-based capital to $17.5 million. As a result, the Company's total risk-based capital, tier one capital, and leverage ratios of 12.5%, 11.0%, and 10.8%, respectively, were all substantially above minimum regulatory standards for "well-capitalized" institutions.



ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at WWW.BRIDGECAPITALHOLDINGS.COM.


ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Santa Clara County's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, and Dallas, TX business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at WWW.BRIDGEBANK.COM.



                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.

THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.

THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE SEC.


              BRIDGE CAPITAL HOLDINGS

                                                    THREE MONTHS ENDED                          NINE MONTHS ENDED
                                            _____________________________________       _____________________________________
                                                                      % INCREASE                                 % INCREASE
                                            9/30/2006      9/30/2005   (DECREASE)       9/30/2006      9/30/2005   (DECREASE)
                                            _________      _________  ___________       _________      _________  ___________
OPERATING RESULTS:

      Interest income                       $ 14,329        $ 9,173       56.2%         $ 37,735       $ 23,702      59.2%
      Interest expense                         4,239          1,749      142.4%            9,845          4,574     115.2%
                                            ________       ________                     ________       ________
         Net interest income                  10,090          7,424       35.9%           27,890         19,128      45.8%

      Provision for loan losses                  100            800      -87.5%              772          1,562     -50.6%

      Noninterest income                         799            994      -19.6%            2,960          2,914       1.6%
      Noninterest expense                      7,066          5,123       37.9%           20,034         14,079      42.3%
                                            ________       ________                     ________       ________
         Income before tax                     3,723          2,495       49.2%           10,044          6,401      56.9%

      Prov for Income Taxes                    1,415            990                       3,786          2,560
                                            ________       ________                     ________       ________
      Net income                             $ 2,308        $ 1,505       53.4%          $ 6,258        $ 3,841      62.9%
                                            ========       ========                     ========       ========
      Per share:
         Basic                                $ 0.37         $ 0.24       50.8%           $ 1.00         $ 0.62      60.2%
                                            ========       ========                     ========       ========
         Diluted                              $ 0.34         $ 0.22       51.3%           $ 0.92         $ 0.57      61.1%
                                            ========       ========                     ========       ========

      RATIOS:
      ROAA                                      1.44%          1.23%                        1.44%          1.15%
      ROAE                                     19.99%         16.28%                       19.31%         14.61%
      Net interest margin                       6.73%          6.67%                        6.91%          6.26%
      Efficiency                               64.89%         60.86%                       64.94%         63.87%
      ALLL/gross loans                          1.39%          1.32%
      NPA/gross loans                           0.53%          0.04%
      Risk-based capital                       12.47%         11.92%
      Average loans/deposits                   83.61%         87.68%                       88.56%         86.07%
      Shares outstanding (000's)               6,292          6,166
      Book value per share                    $ 7.46         $ 6.07

BALANCE SHEET
                                           9/30/2006      9/30/2005
                                           _________      _________
      END OF PERIOD
      Assets                               $ 655,706      $ 539,635       21.5%
      Deposits                               585,824        481,270       21.7%
      Gross loans                            485,632        404,092       20.2%
      Allowance for loan losses                6,728          5,329       26.3%
      Shareholders' equity                    46,956         37,401       25.5%

      AVERAGE-QTR
      Assets                               $ 636,273      $ 485,324       31.1%
      Earning assets                         594,802        441,644       34.7%
      Deposits                               566,083        431,516       31.2%
      Gross loans                            473,311        378,357       25.1%
      Allowance for loan losses                6,688          5,090       31.4%
      Shareholders' equity                    45,814         36,667       24.9%
